DECLARATION OF TRUST


The Undersigned, Thomas J. Brady, hereby acknowledges and declares that:

The Undersigned holds in trust for Pioneer Exploration Inc., d.b.a. PEI Pioneer Exploration Inc. (the "Company") a 100% interest in three mineral claims named Pipe 1 (Tenure No. 523619), Queen 1 (Tenure No. 525620) and Queen 2 (Tenure No. 525623), all located in the New Westminster Mining Division of British Columbia.

The Undersigned shall deliver full title to the claims on demand to the Company for as long as the claims are good standing with the Province of British Columbia and provided that the Company has made all payments to the vendor of the claims required pursuant to the Company's agreement with the vendor.

Dated at Vancouver, British Columbia, this 16th day of January 2006.

/s/ Thomas J. Brady
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Thomas J. Brady
1106 - 1100 Harwood St.
Vancouver, B.C. V6E 1R7